Exhibit 99.1

Corporate Presentation Proposed Business Combination with Newcourt Acquisition Corporation September 2023

1 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature This presentation (this “Presentation”) does not constitute an offer or invitation for the sale or purchase of securities and has been prepared solely for informational purposes . The information contained in this Presentation has been prepared for the exclusive use of the selected persons to whom it is addressed (“Recipients”), solely for the purpose of their own independent evaluation with respect to an investment (the “Proposed Investment”) in connection with the proposed business combination (the “Proposed Transaction” or “Business Combination”) between Newcourt Acquisition Corp (“ Newcourt ”), Psyence Group Inc . and the other parties thereto, including Psyence Biomed II Corp . (“ Psyence ”), and for no other purpose . This Presentation is subject to updating, completion, revision, verification and further amendment . None of Newcourt , Psyence , or their respective affiliates has authorized anyone to provide interested parties with additional or different information . No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation and it is an offense to claim otherwise . The information contained herein does not purport to be all - inclusive . Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice . Neither this Presentation nor its delivery to any Recipient shall constitute an offer to sell, invitation or other solicitation of an offer to buy any securities pursuant to the Proposed Investment or otherwise, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction . No offer shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , as amended . Only the express provisions of any agreement, if and when it is executed, shall have any legal effect in connection with the Proposed Transaction or the Proposed Investment between the parties thereto . This Presentation is not intended to form the basis of any investment decision . All information herein speaks only as of (1) the date of this Presentation, in the case of information about Psyence , or (2) the date of such information, in the case of information from persons other than Psyence . Forward - Looking Statements This Presentation contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 . Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services ; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning . Forward - looking statements in this Presentation include statements regarding the future success of the partnership between Newcourt and Psyence , and the ability of the post - business combination company (the “Combined Company”) to deliver its product candidate to patients . These forward - looking statements are based on a number of assumptions, including the assumptions that the Combined Company will obtain all such regulatory and other approvals as may be required to pursue its clinical trials on the product candidate referred to in this Presentation, the results of such clinical trials will be positive, and the Combined Company will be able to commercialize Psyence Health Corp’s natural psilocybin drug candidate, PEX 010 ( 25 mg), as referred to in this Presentation . There are numerous risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward - looking statements . These risks and uncertainties include, among others : the inability to complete the Proposed Transaction ; the inability to recognize the anticipated benefits of the Proposed Transaction ; demand for the Combined Company’s securities being less than anticipated ; fluctuations in the price of Newcourt’s ordinary shares, and Newcourt not raising the investment amount expected, or any funds at all, risks associated with obtaining the necessary regulatory approvals and risks associated with the conducting of the clinical trial referred to in this Presentation . Actual results and future events could differ materially from those anticipated in such information . Nothing in this communication should be regarded as a representation by any person that the forward - looking statements set forth herein will be achieved or that any of the contemplated results of such forward - looking statements will be achieved . You should not place undue reliance on forward - looking statements, which speak only as of the date they are made . Except as required by law, Newcourt and Psyence do not intend to update these forward - looking statements . Neither Newcourt nor Psyence make any medical, treatment or health benefit claims about the Combined Company’s product candidates . The efficacy of psilocybin, psilocybin analogues, or other psychedelic compounds or nutraceutical products remains the subject of ongoing research . There is no assurance that the use of psilocybin, psilocybin analogues, or other psychedelic compounds or nutraceuticals can diagnose, treat, cure or prevent any disease or condition . Vigorous scientific research and clinical trials are needed . Psyence Biomed has not completed clinical trials for the use of its product candidates . Any references to quality, consistency, efficacy, and safety of product candidates do not imply that Psyence Biomed or the Combined Company verified such in clinical trials or that the Combined Company will complete such trials . If the Combined Company cannot obtain the approvals or research necessary to commercialize its business, it may have a material adverse effect on the Combined Company’s performance and operations . Cautionary Statement Private & Confidential

2 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature The foregoing list of factors is not exhaustive . You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced herein and other documents filed by Newcourt from time to time with the Securities and Exchange Commission (“SEC”) . These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements . There can be no assurance that the data contained herein is reflective of future performance to any degree . You are cautioned not to place undue reliance on forward - looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control . Forward - looking statements speak only as of the date they are made, and Newcourt and Psyence and their respective affiliates disclaim any intention or obligation to update or revise any forward - looking statements, whether as a result of developments occurring after the date of this communication . Forecasts and estimates regarding Psyence’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part . Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results . Industry and Market Data This Presentation has been prepared by Psyence and includes market data and other statistical information from third - party sources . Although Psyence believes these third - party sources are reliable as of their respective dates, none of Newcourt , Psyence , or any of their respective affiliates has independently verified the accuracy or completeness of this information . Some data are also based on Psyence’s good faith estimates, which are derived from both internal sources and the third - party sources described above . None of Newcourt , Psyence , their respective affiliates, nor their respective advisors, directors, officers, employees, members, partners, shareholders or agents make any representation or warranty with respect to the accuracy of such information . None of Newcourt , Psyence or their respective affiliates, advisors, directors, officers, employees, members, partners, shareholders or agents or the providers of any such third - party information or any other person are responsible for any errors or omissions therein (negligent or otherwise), regardless of the cause, or the results obtained from the use of such content . Each of Newcourt , Psyence and their respective affiliates, advisors, directors, officers, employees, members, partners, shareholders and agents expressly disclaims any responsibility or liability for any damages or losses in connection with the use of such information herein . Additional Information about the Business Combination and Where to Find It In connection with the Proposed Transaction, on August 1 , 2023 , Psyence Biomedical Ltd . filed with the SEC a registration statement on Form F - 4 and a related preliminary proxy statement / prospectus, which may be amended or supplemented from time to time (the "Registration Statement") . The definitive proxy statement / prospectus and other relevant documents will be mailed to shareholders of Newcourt as of a record date to be established for voting on the Business Combination . Shareholders of Newcourt and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus, the definitive proxy statement/ prospectus and amendments thereto because these documents will contain important information about Newcourt , Psyence and the Proposed Transaction . These documents, once available, and Newcourt’s annual and other reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http : // www . sec . gov ) . Participants in the Solicitation Newcourt , Psyence and their respective affiliates, directors and executive officers, other members of management and employees may be considered participants in the solicitation of proxies with respect to the Proposed Transaction under the rules of the SEC . Information about the directors and executive officers of Newcourt is set forth in Newcourt’s filings with the SEC . Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the Proposed Transaction and a description of their interests will be set forth in the Registration Statement when it is filed with the SEC . These documents can be obtained free of charge from the sources indicated above . Psyence currently has no registered, psilocybin - containing, commercial products and no products as depicted under Psyence Therapeutics are available for sale . Any renderings, depictions and graphic materials of such products contained in this presentation are conceptual only and are for the convenience of reference . These images should not be relied upon as representations, express or implied, of the final detail of the products . Psyence expressly reserves the right to make modifications, revisions, and changes it deems desirable in its sole and absolute discretion . Cautionary Statement Private & Confidential

3 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Summary Transaction Overview Overview • Psyence and its subsidiary Psyence Biomed Corp. signed a Business Combination Agreement on January 9th 2023, to combine with Newcourt Acquisition Corp, ( Nasdaq:NCAC ) (“Newcourt”), which agreement was amended and restated on July 31st 2023 • Combined Company will operate under the same management team for clinical development and regulatory compliance • Anticipated closing in Q4 2023 Ownership • The transaction contemplates a pre - money equity value of approximately US $50 million for Psyence Biomedical Ltd. (a wholly - owned subsidiary of Psyence housing the clinical trial and drug development business) and a pro forma enterprise value of US $111M • Psyence shareholders are expected to retain a pro forma ownership of approximately 37.9% of the Combined Company (excluding shares underlying warrants and assuming no redemptions by Newcourt’s public shareholders) Financing • There is expected to be a minimum of US$20 million in cash on the balance sheet at closing that may be sourced from a combination of the cash held in trust (net of redemptions), cash on the balance sheet, and through additional financing sources Transaction Rationale • Provides Psyence with access to the U.S. capital markets, to accelerate the development and advancement of its clinical pipeline • Public company - ready management and board • Gain access to a more sophisticated investor base for enhanced value Use of Proceeds • Working capital and general corporate purposes • CRO engagement to deliver top line Australian Phase IIb study data > Design & Initiate Phase III registrational studies • Exploring and initiating 2nd key indication

4 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Psyence Biomedical Ltd Strategic Value Drivers • Simple and Focused Business • Licensed IP protected Psilocybin Drug with exclusivity in USA, EU and UK • Initiate a Phase IIb Clinical Trial in Australia to develop a drug for Palliative Care • Projected New Drug Application in 2027 • Anticipated most advanced Psychedelic company globally in Palliative Care • Projected Oncology Palliative Care Market 10B$ in 2030 • Phase IIb trial under Ethics Review for approval to start study recruitment imminently • Focused on benefits of naturally derived Psilocybin • In - licensed IP (protected by a portfolio of patents comprising 5 patent families) to protect commercial viability of our assets • Pursuing second indication of AUD (Alcohol Use Disorder) • Management Team with Extensive Drug Development experience • Seasoned Board of Directors • Filed F4 to list on the NASDAQ

Transaction Overview[1,2,3,4,5,6,7]

Pro Forma Valuation

PF Shares Outstanding (M)	13.2
Share Price ($)	$10.0
PF Equity Value ($M)	**$132.0**
(+) PF Debt ($M)	$1.8
(-) PF Cash ($M)	($22.8)
PF Enterprise Value ($M)	**$111**

Pro Forma Ownership (assuming no redemptions)



Pro Forma Ownership

	Shares (M)	% Own.
Psyence Rollover Equity	5.0	37.9%
Public Shareholders	1.1	8.4%
PIPE Investors	2.0	15.2%
Sponsor Shares	3.5	26.8%
Sponsor Private Placement Shares	1.1	8.6%
Third-Party Advisor Shares	0.4	3.1%
	13.2	**100%**

Implied Sources & Uses

Sources	($M)
Psyence Rollover	50
Cash in Trust	12
Estimated Proceeds from PIPE	20
Total	**$82**

Uses	($M)
Equity to Psyence	50
Cash to Balance Sheet	23
Estimated Transaction Expenses	9
Total	**$82**

Assumptions:

1. *No cash or debt on balance sheet prior to transaction*
2. *13.2 pro forma shares outstanding at $10.00 per common share*
3. *Pro forma ownership does not include equity incentive plan*
4. *Sponsor shares exclude 3M shares ("Public Backstop Shares") subject to forfeit or transfer to reduce any deferred underwriting fees, or to transfer to non-affiliate third party investors providing backstop financing, non-redemption agreements or other financial support in connection with the transaction*
5. *Assumes $12M cash in trust and no further redemptions. Excludes interest earned in the trust*
6. *All charts and tables exclude warrants held by shareholders*
7. *Proceeds from the proposed PIPE Investment upon the issuance of 2,000,000 shares of Common Stock at a price of $10 per share*

Psyence Biomedical Ltd

Psyence Biomedical Ltd. / **Healing Minds** with Science . **Changing Lives** with Nature 5

6 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Executive Summary Newcourt Acquisition Corp and Psyence entered into an Amended and Restated Business Combination Agreement on July 31st, 2023 • Resulting cash in the Combined Company will be a minimum of $20M, which the Combined Company intends to use for: • Completion of Australian Phase Ilb • End of Phase II meeting with FDA in order to Open FDA IND • Initiate Phase III multinational registrational studies • Begin Development of 2nd Indication • Psyence Biomedical Ltd. is a wholly owned subsidiary of Psyence Group Inc. (CSE:PSYG, OTCBQ: PSYGF) • Focused on the development of natural psilocybin for the treatment of Adjustment Disorder in palliative care • Strong management with extensive pharma drug development experience • Phase IIb under Ethics review in Australia • Projected Key milestones: • Pre - IND FDA feedback received Q2 2023 • Phase IIb clinical trial in Australia projected initiation in H2 2023, Topline data read out H1 2025 • Projected end of Phase II FDA meeting H1 2025, IND application for Phase III projected for H2 2025 • Approved protocol for Phase IIa clinical trial in UK (MHRA and Ethics) - paused Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature

7 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Acquisition Target

8 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Psyence Biomedical Ltd is changing the face of Palliative Care treatment Naturally Derived Plant based Psilocybin Accelerated Outsourced drug Development Ph IIb Ph III $10.4B USD Projected Size of Cancer Palliative Care Market 2030* 2027 Forecasted Year of (NDA) New Drug Application of Pallicybin** In Licensed IP exclusive to the USA, EU, UK and Australia (Ph III and commercialization phase) P rotected by a portfolio of patents comprising 5 patent families * Source: Global Psychedelic Therapeutics Market (insightaceanalytic.com) ** Pallicybin - Psyence’s proprietary Psilocybin projected NDA timing

9 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Large Palliative Care Market with Robust Projected CAGR *Source: Global Psychedelic Therapeutics Market (insightaceanalytic.com) Cancer $10.4B* Other Disease $18.2B* Projected Global Palliative Care Market $28.6B with 9.4% CAGR (2030)* Cancer = 37% of Total PC Market

10 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Palliative Care and Nature based: Key Differentiators within Psychedelic Sector Psyence Psychedelic Sector ** • First mover in Palliative Care • Phase IIb Ready • Pioneering Natural Psilocybin (Plant derived) vs Synthetic • Believed to be the only Company in Ph IIb with Natural Psilocybin • Entourage effect of Natural Psilocybin sustains efficacy * *https://entheonation.com/blog/entourage - effect - magic - mushrooms/ **Psychedelics Drug Development Tracker - Psychedelic Alpha

11 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Advantages of the Development of Biological Drugs Differentiated FDA Pathway Differentiated FDA Pathway with benefits as defined by the Botanical Drug Guidance (2016): • Combination of multiple active compounds • Secondary compounds are part of the API • Contrast to conventional single compound API Intellectual property Intellectual property advantages: • Process patents for extraction, purification and standardization • Very difficult to genericize • More similarity to biologics than to small molecules Shorter Clinical Development Shorter track through Clinical Development: • Large body of existing evidence of usage and safety can replace usually required preclinical studies • Historical pharmacological and pharmacodynamic studies on active compound can alleviate need for phase 1 studies Efficacy and Consumer Preference • Entourage effect of multiple active compounds can improve efficacy and tolerability not possible with synthetics or single active compounds • Naturally sourced active compounds appeal to patient preferences

12 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Psyence’s Intellectual Property within Drug development Regulatory Protection Data and Marketing Exclusivity: • First indication with Molecule will be granted protection from any generic entry for periods up to 10 years • Upon approval, US FDA grants NCE protection for 5 years • Upon approval, EU grants equivalent protection for up to 10 years Intellectual Property Protection Licensing and Exclusivity of Patent Protected PEX010 (protected by a portfolio of patents comprising 5 patent families) Psychedelic Assisted Therapy Module (PAPM). Proprietary psychedelic treatment modules for the delivery of Palliative Care Psychotherapy in conjunction with our approved drug.

13 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Q2 2023 Q1 2025 H2 2025 FDA Pre - IND Feedback Received HREC approval Phase IIb in Adjustment Disorder First patient Randomised Last patient Last visit Top Line Results End of Phase II meeting with FDA FDA IND for PhIII registrational trials Q4 2023 Q4 2023 Q4 2024 Q2 2025 1 3 5 7 2 4 6 Anticipated Developmental Pathway to Approval

Patient Safety and Efficacy Enhanced by Psilocybin-Assisted Psychotherapy (PAP)

The current standard of care in most uses of psychedelic medicines for the treatment of psychiatric indications includes the provision of a supportive therapeutic context before, during, and after drug administration.*

Psyence will focus on the psychological distress of palliative care, an important but often ignored and/or poorly treated area.

Developing our own unique PAP module to be delivered in Palliative Care

- Introduction to therapist and process
- Intention setting
- Psychedelic session with therapist for 6-8 hours
- Integration session
- Integration session 2
- Ongoing psychotherapy or repeat psychedelic depending on response or relapse

Psilocybin Assisted Psychotherapy (usually 6-8 weeks in total)

**Brennan W and Belser AB (2022), Models of Psychedelic-Assisted Psychotherapy: A Contemporary Assessment and an Introduction to EMBARK, a Transdiagnostic,Trans-Drug Model. Front. Psychol. 13:866018. doi: 10.3389/fpsyg.2022.866018*

Psyence Biomedical Ltd

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15 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Psyence Phase IIa protocol approved for Human use in the UK September 2022 (paused) • Our first clinical trial protocol using PEX010 for the treatment of Adjustment Disorder was been approved by MHRA (Medicines and Healthcare Products Regulatory Authority) in September 2022. • Study initiation was intentionally paused by Psyence to: • Focus on more advanced Phase IIb in Australia • Utilize CRO capability recently developed in Australia • Have a quicker path to US FDA IND • Access favorable Australian R&D rebate

Australia Clinical Trial Phase IIb

Psyence's clinical trial program is focused on assessing the safety and efficacy of psilocybin-assisted psychotherapy for the treatment of adjustment disorder* due to an incurable cancer diagnosis versus psychotherapy alone.

Overview

Trial lead: Drs Phillip Ryan and Phillip Jaksa

Location: Vitalis Research, Melbourne and possibly two more sites.

CRO: Ingenu (www.ingenucro.com.au).

Stage: Phase IIb (Expected to start H2 2023)

Description: A Phase IIb double-blind, randomized, low-dose controlled clinical trial to assess the efficacy and safety of PEX010 in psilocybin-assisted psychotherapy for the treatment of adjustment disorder due to incurable cancer

Product and Protocol

The study protocol is under review with Ethics Board using Psyence licensed product

FDA response to Pre-IND request received

Sample size: 84 patients in three dosage arms – 1mg, 10mg and 25mg.

Projected Milestones

May 2023

Protocol submitted to the Ethics in May 2023 and responses received in June. Final approval expected in Q4 2023

Countries/Sites locations:
Australia
(Melbourne)

Q4 2023

Estimated timing of first patient in is late Q4 2023

Number of Patients:
84

Q1 2025

Estimated top line study results Q1 2025

Drug Product / imp:
PEX010
Botanical Psilocybin

** Adjustment disorder is under ICD-11 and it's a maladaptive reaction to an identifiable psychosocial stressor or multiple stressors that usually emerges within a month of the stressor.*

Psyence Biomedical Ltd

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Psyence Well-Positioned for Value Growth (1)

- Valuation range can be estimated by comparing Psyence to related psychedelics and mental health focused public companies trading on US national exchanges at different stages of development
- Proprietary drug development platform for naturally-derived medicines imparting near-term revenue generating opportunities and growth through internal drug development and out-licensing
- Further catalysts create potential for significant share price appreciation

Current Market Capitalizations of Comparable Publicly Traded Companies


(USD $M)1,3
Average $254
$50
$79
$90
$119
$241
$454
$542
Psyence Biomedical Ltd
Cybin
Incannex
SEELOS THERAPEUTICS
atai LIFE SCIENCES
COMPASS
GH Research

Current Enterprise Values of Comparable Publicly Traded Companies


(USD $M)1,3
Average $170
$50
$35
$68
$72
$129
$339
$378
Psyence Biomedical Ltd
atai LIFE SCIENCES
Incannex
Cybin
SEELOS THERAPEUTICS
COMPASS
GH Research

*Source: S&P CapitalIQ, Company Filings; Market data as of 9/14/2023:
(1) Represents the market capitalizations and enterprise values as of 9/14/2023
(2) The valuations listed on this slide reflect valuations of certain companies operating in a similar field as Psyence. Please note that such valuations are for informational purposes only and do not purport to reflect the real, assumed or potential valuation of the combined company. The valuations should not be relied upon in making an investment decision with respect to the potential purchase of the combined company's securities and all individuals should refer to the disclaimers and the summary of risk factors related to these valuations on slides 3 and 27
(3) Indicative of the equity value ascribed to Psyence Biomedical Ltd only and not the pro forma entity

Psyence Biomedical Ltd
Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature 17

Selected Clinical Stage Psychedelic Comparable Company Market Data (1,2)

9/14/2023

($ in millions, except per share data)

Company	Exchange/Ticker	Stock Price [1]	Market Cap	Enterprise Value	# of Programs (Clinical Only)
GH Research PLC	NasdaqGM:GHRS	$10.42	$542	$378	1
COMPASS Pathways plc	NasdaqGS:CMPS	$9.92	$454	$339	3
Atai Life Sciences N.V.	NasdaqGM:ATAI	$1.45	$241	$35	5
Seelos Therapeutics, Inc.	NasdaqCM:SEEL	$0.94	$119	$129	3
Incannex Healthcare Limited	NasdaqGM:IXHL	$1.45	$90	$68	6
Cybin Inc.	NYSEAM:CYBN	$0.33	$79	$72	2
	Mean	$4.08	$254	$170	
	Median	$1.45	$180	$101	
Psyence Biomedical Ltd	**NasdaqCM:TBD**	**NA**	**$50** [2]	**$50** [2]	**1**

Notes:

1) Market data reflective of the close on: 9/14/2023

2) Source: S&P Capital IQ

Source: S&P CapitalIQ, Company Filings

1.Market data reflective as of the close on 9/14/2023, the valuations listed on this slide reflect valuations of certain companies operating in a similar field as Psyence. Please note that such valuations are for informational purposes only and do not purport to reflect the real, assumed or potential valuation of the combined company. The valuations should not be relied upon in making an investment decision with respect to the potential purchase of the combined company's securities and all individuals should refer to the disclaimers and the summary of risks related to these valuations on slides 3 and 27

2.Indicative of the equity value ascribed to Psyence Biomedical Ltd only and not the pro forma entity

Psyence Biomedical Ltd

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Selected Clinical Stage Psychedelic Comparable Company Descriptions (1)

Company	Ticker	Business Descriptions
GH Research PLC	NasdaqGM:GHRS	GH Research PLC, a clinical-stage biopharmaceutical company, engages in developing various therapies to treat psychiatric and neurological disorders. The company develops 5-Methoxy-N,N-Dimethyltryptamine (5-MeO-DMT) therapies for the treatment of patients with treatment-resistant depression (TRD). Its lead program is GH001, an inhalable mebufotenin product candidate that has completed two Phase 1 clinical trials and Phase 1/2 clinical trial in patients with TRD. The company also develops GH002, an intravenous mebufotenin product candidate; and GH003, an intranasal mebufotenin product candidate, which are in preclinical development trials with a focus on psychiatric and neurological disorders. GH Research PLC was incorporated in 2018 and is based in Dublin, Ireland.
COMPASS Pathways plc	NasdaqGS:CMPS	COMPASS Pathways plc operates as a mental health care company primarily in the United Kingdom and the United States. It develops COMP360, a psilocybin therapy that is in Phase III clinical trials for the treatment of treatmentresistant depression; and is in Phase II clinical trials for the treatment of post-traumatic stress disorder and anorexia nervosa. The company was formerly known as COMPASS Rx Limited and changed its name to COMPASS Pathways plc in August 2020. COMPASS Pathways plc was incorporated in 2020 and is headquartered in London, the United Kingdom.
Atai Life Sciences N.V.	NasdaqGM:ATAI	ATAI Life Sciences N.V., a clinical-stage biopharmaceutical company, engages in acquiring, incubating, and developing various therapeutics to treat depression, anxiety, addiction, and other mental health disorders. Its principal clinical programs include RL-007, a pro-cognitive neuromodulator for cognitive impairment associated with schizophrenia; GRX-917, a deuterated etifoxine for anxiety disorders; VLS-01 a N,N-Dimethyltryptamine for treatment resistant depression (TRD); DMX-1002, an oral formulation of ibogaine, a cholinergic, glutamatergic and monoaminergic receptor modulator that is a naturally occurring psychedelic product isolated from a West African shrub for the treatment of opioid use disorders (OUD); and EMP-01, an oral formulation of an MDMA derivative being developed for the treatment of post-traumatic stress disorder. The company's other clinical programs comprise PCN-101, a subcutaneous formulation of Rketamine, as a therapy for psychiatric indications initially focused on TRD; and KUR-101, a formulation of deuterated mitragynine for the treatment
Seelos Therapeutics, Inc.	NasdaqCM:SEEL	Seelos Therapeutics, Inc., a clinical-stage biopharmaceutical company, focuses on the development and commercialization of therapeutics for the treatment of central nervous system, respiratory, and other disorders. The company's lead programs are SLS-002, an intranasal racemic ketamine for the treatment of acute suicidal ideation and behavior in patients with major depressive disorders; SLS-005, a protein stabilizer for the treatment of amyotrophic lateral sclerosis and Sanfilippo syndrome; and SLS-006, a partial dopamine agonist for the treatment of patients with Parkinson's disease (PD). Its preclinical programs include SLS-007, a peptidic inhibitor to treat patients with PD; SLS-008 for the treatment of pediatric indications; SLS-004 for the treatment of PD; SLS-010, an H3 receptor antagonist; and SLS-012. The company was founded in 2016 and is headquartered in New York, New York.
Incannex Healthcare Limited	NasdaqGM:IXHL	Incannex Healthcare Limited engages in the research, development, and sale of medicinal cannabinoid and psychedelic pharmaceutical products and therapies in Australia. It offers APIRx-1801, an ultrapure tetrahydrocannabinol; APIRx-1802, an ultrapure CBD; and APIRx-1803, an ultrapure cannabigerol. The company also develops IHL-42X, which has completed Phase IIa clinical trial for obstructive sleep apnea; Psi-GAD that is in Phase IIa clinical trial for generalized anxiety disorder; MedChew Dronabinol, which has completed Phase Ia clinical trial for nausea and vomiting in chemotherapy; CanChew Plus that has completed Phase IIa clinical trial for irritable bowel syndrome; APIRx-1601, which has completed Phase IIa clinical trial for vitiligo; APIRx-1602 that has completed Phase IIa clinical trial for psoriasis; and APIRx-1603, which has completed Phase IIa clinical trial for atopic dermatitis. In addition, its product portfolio includes IHL-675A for inflammatory lung disease, IHL-675A for rheumatoid arthritis, IHL-675A for inflammatory bowel disease, and IHL-216A for traumatic brain injury/concussion, which have completed pre-clinical trials; and MedChew 1401 for pain and spasticity in multiple sclerosis, MedChew GB for post-herpatic neuralgia, MedChew-1502 for Parkinson's disease, MedChew-1503 for dementia, MedChew RL for restless legs syndrome, APIRx 1505 Flotex for chrohn's disease, CanChew RX and SuppoCan (Suppository) for inflammatory bowel disease, CheWell for addiction of cannabis, CanQuit for tobacco smoking cessation, CanQuit O for opioid addiction, APIRx-1701 for glaucoma, and APIRx-1702 for dry eye syndrome that are in pre-clinical trials. The company was formerly known as Impression Healthcare Limited and changed its name to Incannex Healthcare Limited in June 2020. Incannex Healthcare Limited was incorporated in 2001 and is based in Melbourne, Australia.
Cybin Inc.	NYSEAM:CYBN	Cybin Inc., a clinical-stage biopharmaceutical company, focuses on developing psychedelic-based therapeutics. The company's development pipeline includes CYB003, a deuterated psilocybin analog, which is in Phase 1/2a clinical trial to treat major depressive and alcohol use disorders; CYB004, a deuterated dimethyltryptamine, which is in Phase 1 clinical trial for treating generalized anxiety disorders; and CYB005, a phenethylamine derivative, which in preclinical stage to treat neuroinflammation. It has also developed EMBARK, a psychological support model that integrates clinical approaches to promote supportive healing with psychedelic medicine. The company is headquartered in Toronto, Canada.

Source: S&P CapitalIQ, Company Filings

1. Market data reflective as of the close on 9/14/2023, the valuations listed on this slide reflect valuations of certain companies operating in a similar field as Psyence. Please note that such valuations are for informational purposes only and do not purport to reflect the real, assumed or potential valuation of the combined company. The valuations should not be relied upon in making an investment decision with respect to the potential purchase of the combined company's securities and all individuals should refer to the disclaimers and the summary of risks related to these valuations on slides 3 and 27

Psyence Biomedical Ltd

Psyence Biomedical Ltd. / **Healing Minds** with Science . **Changing Lives** with Nature 19

20 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Psychedelics Research Gaining Acceptance and Momentum: Potential Market Disruptor

21 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Dr. Neil Maresky CEO • Trained MD in Emergency Medicine and Family Practice • VP Scientific Affairs AstraZeneca Canada Inc, Previously at Wyeth, Bayer • 25+ years of experience leading Research and Development for Big Pharma Jody Aufrichtig CO - FOUNDER, PRESIDENT AND EXECUTIVE CHAIRMAN • Chartered Accountant (ex EY) with 25 years private equity experience • Corporate governance and listed company experience • Ex Canopy Growth CEO Africa • Multiple award - winning entrepreneur and business builder creating significant shareholder value in various industries • Founded 19 companies over 25 years • Awarded Entrepreneur of the year 2023 Warwick Corden - Lloyd CHIEF FINANCIAL OFFICER • Chartered Accountant and Certified Project Manager with over 20 years of experience in the UK, the USA, and South Africa • Experienced in IPOs, capital raises, M&A, regulatory, compliance and corporate governance • Former Head of Financial Accounting at Capitec Bank • Former Senior Financial Manager at Bank of New York Mellon Taryn Vos GENERAL COUNSEL • Corporate and commercial attorney (associate (M&A) at Cliffe Dekker Hofmeyr Inc). • Formerly Head of Legal (AMEA) for Solar Capital (Pty) Ltd and Business Development (Legal) for Phelan Energy Group Ltd • Former Head of Legal for Canopy Growth Africa, then a subsidiary of Canopy Growth Corp Dr. Clive Ward - Able MEDICAL DIRECTOR • Pharmacist and physician with >30 years of international pharmaceutical experience in R&D and Commercialization of over 16 product launches • Experience at the executive level in global and affiliate roles for large pharmaceutical and biotechnology companies as well as smaller start - ups Psyence Biomedical Ltd Management Team Proven Track Record in Innovation with Extensive Pharma Development Experience

Psyence Biomed Board of Directors

Proven Track Record in Innovation with Extensive Operating Experience



Dr. Neil Maresky

CEO/BOARD MEMBER

- Trained MD in Emergency Medicine and Family Practice
- VP Scientific Affairs AstraZeneca Canada Inc, Previously at Wyeth, Bayer
- 25+ years of experience leading Research and Development for Big Pharma

Wyeth® BAYER



Jody Aufrichtig

DIRECTOR AND STRATEGIC BUSINESS DEVELOPMENT OFFICER

- Multiple award-winning entrepreneur and business builder creating substantial shareholder value in multiple industries

EY CANOPY GROWTH



Marc Balkin

BOARD MEMBER

- Partner, DiGame
- Former Partner, Hasso Plattner Ventures
- Served on investment committees of Enablis, First National Bank Vumela FutureMaker, Alithea IDF
- Newcourt Board Member

enablis Telkom FutureMakers HPI Hasso Plattner Institut HPC Alitheia Identity



Christopher Bull

BOARD MEMBER

- Internationally top-rated Patent and Technology Lawyer
- Investor in several successful start-up businesses (Pharma, biotech, chemical processing)
- Former Chairman of Venture Capital Fund and International IP firm

Psyence Biomedical Ltd

Psyence Biomedical Ltd. / **Healing Minds** with Science . **Changing Lives** with Nature 22

Newcourt's Management Team

Extensive operating and investing experience across emerging markets



Marc Balkin

CHIEF EXECUTIVE OFFICER

- Partner, DiGame
- Former Partner, Hasso Plattner Ventures / Capital Emerging Markets
- Served on and chaired investment committees of Enablis, First National Bank Vumela Fund, Telkom FutureMakers, Alithea IDF



Michael Jordaan

CHAIRMAN

- Former CEO of First National Bank, operating in 10 emerging markets in Asia and Africa
- Co-Founder and Chairman of Bank Zero
- Co-Founder of Rain Telco
- Investment Committee Chair of SA SME Fund
- Board Member at Several Disruptive Technology Companies



Ryan Gilbert

ADVISOR

- Founder & General Partner, Launchpad Capital
- Chairman of SmartBiz Loans, Director, River City Bank, Director, bKash
- CEO of FTAC Zeus and FTAC Parnassus
- Former CEO of FTAC Olympus, now merged with Payoneer



Jurgen van de Vyver

CHIEF FINANCIAL OFFICER

- Partner at Launchpad Capital
- Former head of finance and operations at Propel Venture Partners

Psyence Biomedical Ltd

Psyence Biomedical Ltd. / **Healing Minds** with Science . **Changing Lives** with Nature 23

24 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Newcourt : Domain Experts in Partnership with Experienced SPAC Dealmakers PHOENIX BIOTECH ACQUISITION CORP. FTAC Olympus Acquisition Corp. $750mm merged with Payoneer Phoenix Biotech Acquisition Corp. $175mm SPAC Locust Walk Acquisition Corp. $175mm BioTech SPAC merged with Effector FTAC Zeus Acquisition Corp. $440mm SPAC Leveraging FTAC Experience

25 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Executive Summary Newcourt Acquisition Corp and Psyence entered into an Amended and Restated Business Combination Agreement on July 31st, 2023 • Resulting cash in the Combined Company will be a minimum of $20M, which the Combined Company intends to use for: • Completion of Australian Phase Ilb • End of Phase II meeting with FDA in order to Open FDA IND • Initiate Phase III multinational registrational studies • Begin Development of 2nd Indication • Psyence Biomedical Ltd. is a wholly owned subsidiary of Psyence Group Inc. (CSE:PSYG, OTCBQ: PSYGF) • Focused on the development of natural psilocybin for the treatment of Adjustment Disorder in palliative care • Strong management with extensive pharma drug development experience • Phase IIb under Ethics review in Australia • Projected Key milestones: • Pre - IND FDA feedback received Q2 2023 • Phase IIb clinical trial in Australia projected initiation in H2 2023, Topline data read out H1 2025 • Projected end of Phase II FDA meeting H1 2025, IND application for Phase III projected for H2 2025 • Approved protocol for Phase IIa clinical trial in UK (MHRA and Ethics) - paused Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature

26 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature Risk Factors Relating to Psyence’s Business We are a clinical - stage biotechnology company and have incurred significant losses since our inception . We anticipate that we will incur significant losses for the foreseeable future . Psyence has a limited operating history and expects a number of factors to cause its operating results to fluctuate on an annual basis, which may make it difficult to predict the future performance of Psyence . Psyence has never generated revenue and may never be profitable . Even if the Business Combination is consummated, the Combined Company will require substantial additional funding to achieve its business goals, and if it is unable to obtain this funding when needed and on acceptable terms, it could be forced to delay, limit or terminate its product development efforts . We depend on our current key personnel and our ability to attract and retain employees . The psychedelic therapy and biotechnology industries are undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and formation of strategic relationships . Acquisitions or other consolidating transactions could harm Psyence in a number of ways, including by losing strategic partners if they are acquired by or enter into relationships with a competitor, losing customers, revenue and market share, or forcing Psyence to expend greater resources to meet new or additional competitive threats, all of which could harm Psyence’s operating results . Current and future preclinical and clinical studies will be conducted outside the United States, and the FDA may not accept data from such studies to support any NDAs submitted after completing the applicable developmental and regulatory prerequisites (absent an IND) . There is a high rate of failure for product candidates proceeding through clinical trials . Because the results of preclinical studies and earlier clinical trials are not necessarily predictive of future results, Psyence may not have favorable results in its planned and future clinical trials . Negative results from clinical trials or studies of others and adverse safety events involving Psyence’s psychedelic analogs could have a material adverse effect on Psyence’s business . Costs associated with compliance with numerous laws and regulations could impact our financial results . In addition, we could become subject to increased enforcement and/or litigation risks associated with the psychedelic therapeutics industry . We are dependent on licensed intellectual property . If we were to lose our rights to licensed intellectual property, we may not be able to continue developing or commercializing our product candidates, if approved . If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties or, in certain cases, we fail to meet certain development deadlines, we could lose license rights that are important to our business . Our prospective products will be subject to the various federal and state laws and regulations relating to health and safety and failure to comply with, or changes in, these laws or regulations could have an adverse impact on our business . If we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected . Clinical trials are expensive, time - consuming, uncertain and susceptible to change, delay or termination . The results of clinical trials are open to differing interpretations . Psyence may be subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect Psyence’s business and results of operations . Psyence may voluntarily suspend or terminate a clinical trial if at any time its believes that any of its product candidates presents an unacceptable risk to participants, if preliminary data demonstrates that the product candidate is unlikely to receive regulatory approval or unlikely to be successfully commercialized, or if sufficient funds to proceed to the next phases of clinical trials are not raised . The psychedelic therapy industry and market are relatively new, and this industry and market may not continue to exist or grow as anticipated . Negative public opinion and perception of the psychedelic industry could adversely impact Psyence’s ability to operate and Psyence’s growth strategy . The expansion of the use of psychedelics in the medical industry may require new clinical research into effective medical therapies . The psychedelic therapy industry is difficult to quantify and investors will be reliant on their own estimates of the accuracy of market data . Psyence may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position . If third parties claim that intellectual property owned or used by Psyence infringes upon their intellectual property, Psyence’s operating profits could be adversely affected . If Psyence is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its products could be significantly diminished . The Proposed Transaction is subject to a number of conditions to closing including among others : obtaining Newcourt shareholder approval, Psyence Biomed, and, if necessary, Psyence shareholder approval of the Business Combination ; the completion of regulatory review from the SEC and the Canadian Securities Exchange (the “CSE”) ; the filing effectiveness of the Registration Statement ; obtaining required consents or approvals ; and the resignation of certain Newcourt's directors and officers . The obligations of each of Newcourt and Psyence to consummate the Business Combination are also conditioned on, among other things, the accuracy of the representations and warranties as set forth by the other parties in the Business Combination Agreement (subject to certain materiality qualifications) and the performance by the other parties, in all material respects, of their obligations under the Business Combination Agreement required to be performed at or prior to the closing . In addition, consummation of the Business Combination is subject to the parties being satisfied with their due diligence of the other parties, any conditions that the CSE may impose, including, if required, Psyence shareholder approval, and is also predicated on the parties settling and executing a number of ancillary agreements, including an amended and restated Newcourt shareholder rights agreement, lock - up agreements with Newcourt SPAC Sponsor LLC (the "Sponsor"), a support agreement with the Sponsor, and a support agreement with Psyence Group Inc . Risk Factors Relating to the Proposed Transaction The Proposed Transaction is subject to a number of conditions to closing including among others : obtaining Newcourt shareholder approval, Psyence Biomed, and, if necessary, Psyence shareholder approval of the Business Combination ; the completion of regulatory review from the SEC and the Canadian Securities Exchange (the “CSE”) ; the filing effectiveness of the Registration Statement ; obtaining required consents or approvals ; and the resignation of certain Newcourt's directors and officers . The obligations of each of Newcourt and Psyence to consummate the Business Combination are also conditioned on, among other things, the accuracy of the representations and warranties as set forth by the other parties in the Business Combination Agreement (subject to certain materiality qualifications) and the performance by the other parties, in all material respects, of their obligations under the Business Combination Agreement required to be performed at or prior to the closing . In addition, consummation of the Business Combination is subject to the parties being satisfied with their due diligence of the other parties, any conditions that the CSE may impose, including, if required, Psyence shareholder approval, and is also predicated on the parties settling and executing a number of ancillary agreements, including an amended and restated Newcourt shareholder rights agreement, lock - up agreements with Newcourt SPAC Sponsor LLC (the "Sponsor"), a support agreement with the Sponsor, and a support agreement with Psyence Group Inc . Readers are therefore cautioned not to place undue reliance on such forward - looking statements . In addition, in considering any prior performance information contained in this presentation, readers should bear in mind that past results are not necessarily indicative of future results, and there can be no assurance that Psyence will achieve results comparable to those discussed in this presentation . This presentation speaks as of the date hereof and neither Psyence nor any affiliate or representative thereof assumes any obligation to provide any recipient of this presentation with subsequent revisions or updates to any historical or forward - looking information contained in this presentation to reflect the occurrence of events and/or changes in circumstances after the date hereof, except as may be required by law .

27 Psyence Biomedical Ltd. / Healing Minds with Science . Changing Lives with Nature ir@psyence.com www.psyence.com